Exhibit 99.1

FIRST CAPITAL, INC. REPORTS RECORD ANNUAL AND QUARTERLY EARNINGS

Corydon, Indiana — (BUSINESS WIRE) — January 23, 2026.  First Capital, Inc. (the “Company”) (NASDAQ:  FCAP), the holding company for First Harrison Bank (the “Bank”), today reported net income of $16.4 million, or $4.89 per diluted share, for the year ended December 31, 2025, compared to net income of $11.9 million, or $3.57 per diluted share, for the year ended December 31, 2024.

Results of Operations for the Years Ended December 31, 2025 and 2024

Net interest income after provision for credit losses increased $6.7 million for the year ended December 31, 2025 compared to the same period in 2024.  Interest income increased $6.4 million when comparing the two periods due to an increase in the average tax-equivalent yield(1) on interest-earning assets from 4.49% for the year ended December 31, 2024 to 4.85% for the same period in 2025, in addition to an increase in the average balance of interest-earning assets from $1.14 billion for the year ended December 31, 2024 to $1.19 billion for the same period in 2025.  Interest expense increased $16,000 when comparing the two periods.  The average cost of interest-bearing liabilities decreased from 1.73% for the year ended December 31, 2024 to 1.66% for the same period in 2025, while the average balance of interest-bearing liabilities increased from $850.0 million for the year ended December 31, 2024 to $886.0 million for the same period in 2025. As a result of the changes in interest-earning assets and interest-bearing liabilities, the tax-equivalent net interest margin(1) increased from 3.20% for the year ended December 31, 2024 to 3.61% for the same period in 2025. Refer to the accompanying average balance sheet for more information regarding changes in the composition of the Company’s balance sheet and resulting yields and costs from the year ended December 31, 2024 to the year ended December 31, 2025.

Based on management’s analysis of the Allowance for Credit Losses (“ACL”) on loans and unfunded loan commitments, the provision for credit losses decreased from $1.4 million for the year ended December 31, 2024 to $1.1 million for the year ended December 31, 2025. The decrease primarily reflected a lower incremental change in estimated lifetime expected credit losses under the Bank’s ACL methodology for loans and unfunded commitments compared to prior year.  The Bank recognized net charge-offs of $317,000 and $173,000 for the years ended December 31, 2025 and 2024, respectively.

Noninterest income increased $809,000 for the year ended December 31, 2025 as compared to the year ended December 31, 2024 primarily due to the Company recognizing a $149,000 gain on equity securities for the year ended December 31, 2025 compared to a $374,000 loss on equity securities for the year ended December 31, 2024.  In addition, the Company recognized a $238,000 increase in gains on sale of loans as well as an increase of $73,000 in ATM and debit card fee income when comparing the two periods.  These increases were partially offset by the Company recognizing a net $94,000 loss on sale of available for sale securities during the year ended December 31, 2025 compared to a net $32,000 gain on sale of available for sale securities for the year ended December 31, 2024.

Noninterest expenses increased $1.7 million for the year ended December 31, 2025 as compared to the same period in 2024. This was primarily due to increases in compensation and benefits and occupancy and equipment expenses of $1.3 million and $472,000, respectively. The increase in compensation and benefits is due to increases in salary and wages associated with annual cost of living and performance related adjustments as well as increases in the cost of Company-provided health insurance benefits.  The increase in occupancy and equipment expenses is primarily due to costs associated with snow removal across the Company’s branch network in the first quarter of 2025, as well as losses on the disposal of premises and equipment associated with two of the Bank’s branches, the upgrade of the Company’s call center system, and the demolition of one of the Bank’s branches.

Income tax expense increased $1.3 million for the year ended December 31, 2025 as compared to the same period in 2024 resulting in an effective tax rate of 17.7% for the year ended December 31, 2025, compared to 15.6% for the same period in 2024.  The increase in the Bank’s effective tax rate for the year reflects a higher proportion of net income being subject to taxation compared to the same period last year.

Results of Operations for the Three Months Ended December 31, 2025 and 2024

For the quarter ended December 31, 2025, the Company reported net income of $4.9 million, or $1.46 per diluted share, compared to net income of $3.3 million, or $0.97 per diluted share, for the same period in 2024.

Net interest income after provision for credit losses increased $1.8 million for the quarter ended December 31, 2025 compared to the same period in 2024.  Interest income increased $1.6 million when comparing the two periods due to an increase in the average tax-equivalent yield(1) on interest-earning assets from 4.64% for the fourth quarter of 2024 to 4.99% for the same period in 2025, in addition to an increase in the average balance of interest-earning assets from $1.15 billion for the fourth quarter of 2024 to $1.20 billion for the same period in 2025.  Interest expense decreased $182,000 as the average cost of interest-bearing liabilities decreased from 1.76% for the quarter ended December 31, 2024 to 1.63% for the same period in 2025 while the average balance of interest-bearing liabilities increased from $859.6 million for the quarter ended December 31, 2024 to $886.3 million for the same period in 2025.  As a result of the changes in interest-earning assets and interest-bearing liabilities, the tax-equivalent net interest margin(1) increased from 3.33% for the quarter ended December 31, 2024 to 3.79% for the same period in 2025. Refer to the accompanying average balance sheet for more information regarding changes in the composition of the Company’s balance sheet and resulting yields and costs from the quarter ended December 31, 2024 to the quarter ended December 31, 2025.

(1) Reconciliations of the non–U.S. Generally Accepted Accounting Principles (“GAAP”) measures are set forth at the end of this press release.

Based on management’s analysis of the ACL on loans and unfunded loan commitments, the provision for credit losses increased from $346,000 for the quarter ended December 31, 2024 to $350,000 for the quarter ended December 31, 2025.  The Bank recognized net charge-offs of $103,000 and $24,000 for the quarters ended December 31, 2025 and 2024, respectively.

Noninterest income increased $358,000 for the quarter ended December 31, 2025 as compared to the quarter ended December 31, 2024.  The increase is primarily due to the Company recognizing a $148,000 increase in gains on sale of loans and a $53,000 increase in ATM and debit card fee income when comparing the two periods.  In addition, the Company also recognized a $22,000 gain on equity securities for the quarter ended December 31, 2025 compared to a loss of $104,000 for the same period in 2024.

Noninterest expenses increased $276,000 for the quarter ended December 31, 2025 as compared to the same period in 2024. This was primarily due to increases in compensation and benefits and advertising expenses of $502,000 and $58,000, respectively, when comparing the two periods. The increase in compensation and benefits is due to increases in salary and wages associated with annual cost of living and performance related adjustments as well as increases in the cost of Company-provided health insurance benefits. The increase in advertising expenses is primarily due to increased marketing expenses during the quarter.  These increases were partially offset by decreases in professional services and occupancy and equipment expenses of $192,000 and $88,000, respectively.  The decrease in professional services was primarily due to decreases in costs associated with fees for the Company’s core contract negotiations and decreased costs associated with the Company’s annual audit.  The decrease in occupancy and equipment expenses was primarily due to insurance proceeds received during the quarter ended December 31, 2025 for one of the Bank’s branches damaged by a storm earlier in 2025.

Income tax expense increased $254,000 for the quarter ended December 31, 2025 as compared to the same period in 2024 resulting in an effective tax rate of 16.1% for the quarter ended December 31, 2025, compared to 17.3% for the same period in 2024.  The decrease in the Bank’s effective tax rate for the quarter ended December 31, 2025 is primarily due to adjustments associated with the final filings of the Company’s 2024 tax returns.

Comparison of Financial Condition at December 31, 2025 and 2024

Total assets were $1.27 billion at December 31, 2025 compared to $1.19 billion at December 31, 2024.  Cash and cash equivalents, securities available for sale and net loans receivable increased $31.4 million, $27.9 million, and $22.9 million, respectively, from December 31, 2024 to December 31, 2025. Deposits increased $56.6 million from $1.07 billion at December 31, 2024 to $1.12 billion at December 31, 2025.  Nonperforming assets (consisting of nonaccrual loans, accruing loans 90 days or more past due, and foreclosed real estate) remained similar when comparing the periods being $4.3 million and $4.4 million at December 31, 2025 and 2024, respectively.

The Bank currently has 17 offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Palmyra, New Albany, New Salisbury, Jeffersonville, Salem, Lanesville and Charlestown and the Kentucky communities of Shepherdsville, Mt. Washington and Lebanon Junction.

Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available through the Bank’s website at www.firstharrison.com. For more information and financial data about the Company, please visit Investor Relations at the Bank’s aforementioned website. The Bank can also be followed on Facebook.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “expect,” “intend,” “could” and “should,” and other words of similar meaning. Forward-looking statements are not historical facts nor guarantees of future performance; rather, they are statements based on the Company’s current beliefs, assumptions, and expectations regarding its business strategies and their intended results and its future performance.

Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by these forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; competition; the ability of the Company to execute its business plan; legislative and regulatory changes; the quality and composition of the loan and investment portfolios; loan demand; deposit flows; changes in accounting principles and guidelines; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this press release, the Company’s reports, or made elsewhere from time to time by the Company or on its behalf. These forward-looking statements are made only as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements after the date of this press release.

Contact:

Joshua P. Stevens

Chief Financial Officer

812-738-1570

FIRST CAPITAL, INC. AND SUBSIDIARIES

Consolidated Financial Highlights (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
OPERATING DATA	2025	2024	2025	2024
(Dollars in thousands, except per share data)

Total interest income	$14,803	$13,192	$56,847	$50,471
Total interest expense	3,602	3,784	14,697	14,681
Net interest income	11,201	9,408	42,150	35,790
Provision for credit losses	350	346	1,144	1,449
Net interest income after provision for credit losses	10,851	9,062	41,006	34,341

Total non-interest income	2,293	1,934	8,465	7,656
Total non-interest expense	7,323	7,047	29,562	27,828
Income before income taxes	5,821	3,949	19,909	14,169
Income tax expense	938	684	3,529	2,216
Net income	4,883	3,265	16,380	11,953
Less net income attributable to the noncontrolling interest	4	3	13	13
Net income attributable to First Capital, Inc.	$4,879	$3,262	$16,367	$11,940

Net income per share attributable to
First Capital, Inc. common shareholders:
Basic	$1.46	$0.97	$4.89	$3.57

Diluted	$1.46	$0.97	$4.89	$3.57

Weighted average common shares outstanding:
Basic	3,340,500	3,347,043	3,345,645	3,346,161

Diluted	3,342,911	3,347,321	3,347,989	3,346,161

OTHER FINANCIAL DATA

Cash dividends per share	$0.31	$0.29	$1.20	$1.12
Return on average assets (annualized)	1.57%	1.10%	1.34%	1.02%
Return on average equity (annualized)	14.46%	11.33%	13.18%	10.97%
Net interest margin	3.72%	3.26%	3.54%	3.14%
Net interest margin (tax-equivalent basis) (1)	3.79%	3.33%	3.61%	3.20%
Interest rate spread	3.29%	2.81%	3.12%	2.69%
Interest rate spread (tax-equivalent basis) (1)	3.36%	2.88%	3.19%	2.76%
Net overhead expense as a percentage of average assets (annualized)	2.35%	2.38%	2.41%	2.38%

	December 31,	December 31,
BALANCE SHEET INFORMATION	2025	2024

Cash and cash equivalents	$137,288	$105,917
Interest-bearing time deposits	1,470	2,695
Investment securities	424,190	396,243
Gross loans	664,208	640,480
Allowance for credit losses	10,108	9,281
Earning assets	1,193,475	1,119,944
Total assets	1,271,995	1,187,523
Deposits	1,122,990	1,066,439
Stockholders' equity, net of noncontrolling interest	137,797	114,599
Allowance for credit losses as a percentage of gross loans	1.52%	1.45%
Non-performing assets:
Nonaccrual loans	4,268	4,382
Accruing loans past due 90 days	83	—
Foreclosed real estate	—	—
Regulatory capital ratios (Bank only):
Community Bank Leverage Ratio (2)	11.02%	10.57%

(1)  See reconciliation of GAAP and non-GAAP financial measures for additional information relating to the calculation of this item.

(2)  Effective March 31, 2020, the Bank opted in to the Community Bank Leverage Ratio (CBLR) framework. As such, the other regulatory ratios are no longer provided.

FIRST CAPITAL, INC. AND SUBSIDIARIES

Consolidated Average Balance Sheets (Unaudited)

	For the Year Ended December 31,
	2025			2024
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
(Dollars in thousands)
Interest earning assets:
Loans (1) (2):
Taxable	$641,291	$40,566	6.33%	$624,193	$37,974	6.08%
Tax-exempt (3)	10,522	446	4.24%	9,805	377	3.84%
Total loans	651,813	41,012	6.29%	633,998	38,351	6.05%

Investment securities:
Taxable (4)	314,384	8,711	2.77%	333,195	6,918	2.08%
Tax-exempt (3)	119,379	3,438	2.88%	121,947	3,329	2.73%
Total investment securities	433,763	12,149	2.80%	455,142	10,247	2.25%

Interest bearing deposits with banks (5)	104,385	4,502	4.31%	52,036	2,651	5.09%

Total interest earning assets	1,189,961	57,663	4.85%	1,141,176	51,249	4.49%

Non-interest earning assets	34,977			28,479
Total assets	$1,224,938			$1,169,655

Interest bearing liabilities:
Interest-bearing demand deposits	$436,909	$5,280	1.21%	$433,495	$6,086	1.40%
Savings accounts	225,817	598	0.26%	230,353	810	0.35%
Time deposits	223,315	8,819	3.95%	156,534	6,331	4.04%
Total deposits	886,041	14,697	1.66%	820,382	13,227	1.61%

FHLB Advances	—	—	—	1,736	99	5.70%
Bank Term Funding Program Borrowings	—	—	—	27,918	1,355	4.85%
Total interest bearing liabilities	886,041	14,697	1.66%	850,036	14,681	1.73%

Non-interest bearing liabilities
Non-interest bearing deposits	205,822			203,699
Other liabilities	8,852			7,046
Total liabilities	1,100,715			1,060,781
Stockholders' equity (6)	124,223			108,874
Total liabilities and stockholders' equity	$1,224,938			$1,169,655

Net interest income (tax-equivalent basis)		$42,966			$36,568
Less: tax equivalent adjustment		(816)			(778)
Net interest income		$42,150			$35,790

Interest rate spread			3.12%			2.69%
Interest rate spread (tax-equivalent basis) (7)			3.19%			2.76%
Net interest margin			3.54%			3.14%
Net interest margin (tax-equivalent basis) (7)			3.61%			3.20%
Ratio of average interest earning assets to average interest bearing liabilities			134.30%			134.25%

(1)  Interest income on loans includes fee income of $806,000 and $727,000 for the years ended December 31, 2025 and 2024, respectively.

(2)  Average loan balances include loans held for sale and nonperforming loans.

(3)  Tax-exempt income has been adjusted to a tax-equivalent basis using the federal marginal tax rate of 21%.

(4)  Includes taxable debt and equity securities and FHLB Stock.

(5)  Includes interest-bearing deposits with banks and interest-bearing time deposits.

(6)  Stockholders' equity attributable to First Capital, Inc.

(7)  Reconciliations of the non–U.S. GAAP measures are set forth at the end of this press release.

FIRST CAPITAL, INC. AND SUBSIDIARIES

Consolidated Average Balance Sheets (Unaudited)

	For the Three Months ended December 31,
	2025			2024
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
(Dollars in thousands)
Interest earning assets:
Loans (1) (2):
Taxable	$648,238	$10,394	6.41%	$627,125	$9,748	6.22%
Tax-exempt (3)	10,194	109	4.28%	11,339	123	4.34%
Total loans	658,432	10,503	6.38%	638,464	9,871	6.18%

Investment securities:
Taxable (4)	320,243	2,565	3.20%	314,345	1,739	2.21%
Tax-exempt (3)	121,351	909	3.00%	121,445	838	2.76%
Total investment securities	441,594	3,474	3.15%	435,790	2,577	2.37%

Interest bearing deposits with banks (5)	104,355	1,040	3.99%	79,155	945	4.78%

Total interest earning assets	1,204,381	15,017	4.99%	1,153,409	13,393	4.64%

Non-interest earning assets	41,137			30,640
Total assets	$1,245,518			$1,184,049

Interest bearing liabilities:
Interest-bearing demand deposits	$430,790	$1,219	1.13%	$437,573	$1,535	1.40%
Savings accounts	221,620	116	0.21%	224,311	159	0.28%
Time deposits	233,890	2,267	3.88%	185,112	1,936	4.18%
Total deposits	886,300	3,602	1.63%	846,996	3,630	1.71%

FHLB Advances	—	—	—	—	—	—
Bank Term Funding Program Borrowings	—	—	—	12,621	154	4.88%
Total interest bearing liabilities	886,300	3,602	1.63%	859,617	3,784	1.76%

Non-interest bearing liabilities
Non-interest bearing deposits	215,030			202,008
Other liabilities	9,257			7,294
Total liabilities	1,110,587			1,068,919
Stockholders' equity (6)	134,931			115,130
Total liabilities and stockholders' equity	$1,245,518			$1,184,049

Net interest income (tax-equivalent basis)		$11,415			$9,609
Less: tax equivalent adjustment		(214)			(201)
Net interest income		$11,201			$9,408

Interest rate spread			3.29%			2.81%
Interest rate spread (tax-equivalent basis) (7)			3.36%			2.88%
Net interest margin			3.72%			3.26%
Net interest margin (tax-equivalent basis) (7)			3.79%			3.33%
Ratio of average interest earning assets to average interest bearing liabilities			135.89%			134.18%

(1)  Interest income on loans includes fee income of $207,000 and $210,000 for the three months ended December 31, 2025 and 2024, respectively.

(2)  Average loan balances include loans held for sale and nonperforming loans.

(3)  Tax-exempt income has been adjusted to a tax-equivalent basis using the federal marginal tax rate of 21%.

(4)  Includes taxable debt and equity securities and FHLB Stock.

(5)  Includes interest-bearing deposits with banks and interest-bearing time deposits.

(6)  Stockholders' equity attributable to First Capital, Inc.

(7) Reconciliations of the non–U.S. GAAP measures are set forth at the end of this press release.

RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES (UNAUDITED):

This presentation contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  Management uses these “non-GAAP” measures in its analysis of the Company's performance.  Management believes that these non-GAAP financial measures allow for better comparability with prior periods, as well as with peers in the industry who provide a similar presentation, and provide a further understanding of the Company's ongoing operations.  These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.  The following table summarizes the non-GAAP financial measures derived from amounts reported in the Company's consolidated financial statements and reconciles those non-GAAP financial measures with the comparable GAAP financial measures.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
(Dollars in thousands)
Net interest income (A)	$11,201	$9,408	$42,150	$35,790
Add: Tax-equivalent adjustment	214	201	816	778
Tax-equivalent net interest income (B)	11,415	9,609	42,966	36,568
Average interest earning assets (C)	1,204,381	1,153,409	1,189,961	1,141,176
Net interest margin (A)/(C)	3.72%	3.26%	3.54%	3.14%
Net interest margin (tax-equivalent basis) (B)/(C)	3.79%	3.33%	3.61%	3.20%

Total interest income (D)	$14,803	$13,192	$56,847	$50,471
Add: Tax-equivalent adjustment	214	201	816	778
Total interest income tax-equivalent basis (E)	15,017	13,393	57,663	51,249
Average interest earning assets (F)	1,204,381	1,153,409	1,189,961	1,141,176
Average yield on interest earning assets (D)/(F); (G)	4.92%	4.57%	4.78%	4.42%
Average yield on interest earning assets tax-equivalent (E)/(F); (H)	4.99%	4.64%	4.85%	4.49%
Average cost of interest bearing liabilities (I)	1.63%	1.76%	1.66%	1.73%
Interest rate spread (G)-(I)	3.29%	2.81%	3.12%	2.69%
Interest rate spread tax-equivalent (H)-(I)	3.36%	2.88%	3.19%	2.76%